GFE Biofuels S.A.
Sustainable Biofuel Solutions

July 17, 2012

GFE Biofuels S.A
Joseph James Black
President and CEO
Headquarters, Guanacaste, Costa Rica

Re: Nonbinding Letter of Intent
The purpose of this Letter of Intent is to set forth certain non-binding understandings and certain binding commitments between GFE Biofuels S.A. ("GFEB") and Ecolocap Solutions Inc. ("ECOS"). In this document both of these companies will be mutually referred to as "The Parties". As a result, this Letter of Intent is to memorialize the mutual interest of The Parties in exploring the viability of formalizing the business relationship subject to further discussions and additional documents between The Parties.

1. Acquisition of products – GFEB agrees to purchase 4 units per year of the diesel/emulsion (M-Fuel) production units called the NPU60 (or machines of greater or less capacity) and the required M-Fuel additive from ECOS to operate these machines at full capacity 350 days per year in the territories of Costa Rica, Nicaragua, Panama and specific identified clients worldwide. Exclusivity of territories and clients will be addressed in an attached "exclusivity addendum".

2. Consulting Agreement; Non-Compete. – GFEB agrees that the purpose of this letter is to define the market and testing/evaluation protocol for the new classification of diesel fuel called M-Fuel/Diesel. Any information or trade secrets must be kept solely for/between GFEB and ECOS. GFEB will share the results of any tests with ECOS. The Parties mutually agree not to share any trade secrets or enter into any business which would directly or indirectly compete with the Parties as long as ECOS technology and manufacturing capabilities supports GFEB's sales orders.

3. Definitive Agreements – ECOS agrees to deliver the first NPU60 "test machine" to Costa Rica at solely ECOS's cost against a mutually acceptable 60 day Irrevocable Letter of Credit (ILC) . GFEB agrees to purchase **4** NPU60's M-Fuel/Diesel production units (which include the initial unit) over a 12 month period from ECOS if the following criteria are met:

(a) Satisfactory Results – ECOS agrees to provide GFEB with a complete set of continuously updated core test results from an independent laboratory. The results will demonstrate GFEB emulsified fuel's characteristics as compared to standard diesel fuel. ECOS also agrees to

provide any technical education or documentation required to operate their technology at its maximum efficiency. GFEB will conduct its own tests for sixty days once the unit has been fully commissioned and the third party evaluation is completed and signed off. If the tests are consistent with ECOS specifications GFEB will immediately exercise the contract to purchase the specified units. ECOS agrees to provide a functioning insurance policy to cover any damages to motors, boilers, and generators using their M-Fuel, manufactured under ECOS manufacturing specifications.

(b) Compliance – ECOS agrees to ensure the fuel produced by GFEB units will meet or exceed Costa Rica, Panama, and Nicaragua fuel guidelines for emissions and standards.

(c) Consents and Approvals – ECOS and GFEB will both meet and agree upon the transportation and methods of how the test will be administered. If at any time either party should not agree or choose not to participate in the formal contractual business agreement then this letter of intent would become null and void.

(d) Delivery of Legal Opinions - Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

(e) Environmental and Performance– GFEB has the right at any time to independently administer their own environmental and performance evaluations. GFEB will ensure that all Hazmat and other environmental regulations are being met to make sure that both parties are in compliance with Costa Rican laws.

(f) SEC Regulations and Announcements - Under US SEC regulations any agreement that may materially alter the financial condition to EcoloCap Solutions Inc. must be made public with the proper SEC filings. The Parties hereby agree to work in a spirit of mutual cooperation and mutual confidentiality in order to further effectuate the purpose of the Letter of Intent. If the terms of this Letter are agreeable to you, please sign a copy of this Letter and return a signed copy by facsimile to me at (847-919-8440) or E-Mail (ms@ecolocap.com) by no later than July 17,2012.

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same document. Upon subsequent acceptance of the terms of this Letter by each

party, the Parties will negotiate in good faith to prepare and enter into Definitive Agreements to govern the proposed acquisition and sale or the NPU units and ECOS representation by GFEB in the countries stated in this letter of Intent and its addendum. Should you have any questions, please contact me at the phone number listed above.

Sincerely,

Michael Siegel
Ecolocap
President and CEO

Joseph James Black
GFE Biofuels S.A.
President and CEO